Exhibit 99.(4)(b)(ix)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600
(hereafter called the “Company”)

Designated Roth Rollover Amendment

The individual Roth annuity contract issued by the Company is hereby amended, effective as of the later of January 1, 2006 or the Effective Date of the Contract, as follows:

Notwithstanding any other provision of the Contract, a “qualified rollover contribution” also includes a rollover from a designated Roth account described in Section 402A of the Code.

This amendment is executed at New York, New York.

/s/ Kevin Brady
Vice President